As filed with the Securities and Exchange Commission on January 6, 2017

Registration No. 333-93229

Registration No. 333-166885

Registration No. 333-175593

Registration No. 333-182653

Registration No. 333-206370

Registration No. 333-211809

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-93229

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-166885

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-175593

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-182653

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-206370

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-211809

UNDER

THE SECURITIES ACT OF 1933

DATALINK CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	41-0856543
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10050 Crosstown Circle, Suite 500 Eden Prairie, MN 55344	55344
(Address of principal executive offices)	(Zip Code)

Datalink Corporation 1999 Incentive Compensation Plan

Datalink Corporation Employee Stock Purchase Plan

Datalink Corporation 2009 Incentive Compensation Plan

Datalink Corporation 2011 Incentive Compensation Plan

(Full titles of the plans)

Glynis A. Bryan

Chief Financial Officer

Datalink Corporation

10050 Crosstown Circle, Suite 500

Eden Prairie, Minnesota 55344

(Name and address of agent for service)

(952) 944-3462

(Telephone number, including area code, of agent for service)

Copies to:

Stephen M. Kotran

Sarah P. Payne

Sullivan & Cromwell LLP

125 Broad St.

New York, New York 10004

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF COMMON STOCK

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the following Registration Statements of Datalink Corporation (the “Registrant”) on Form S-8 (collectively, the “Prior Registration Statements”):

1.	Registration Statement No. 333-93229 filed with the Securities and Exchange Commission (the “Commission”) on December 21, 1999 registering 1,350,000 shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), under the Datalink Corporation 1999 Incentive Compensation Plan and 250,000 shares of Common Stock under the Datalink Corporation Employee Stock Purchase Plan.

2.	Registration Statement No. 333-166885 filed with the Commission on May 17, 2010 registering 743,750 shares of Common Stock under the 2009 Incentive Compensation Plan, as amended (the “2009 Incentive Compensation Plan”).

3.	Registration Statement No. 333-175593 filed with the Commission on July 15, 2011 registering 750,000 shares of Common Stock under the Datalink Corporation 2011 Incentive Compensation Plan, as amended (the “2011 Incentive Compensation Plan”), 303,943 shares of Common Stock that were available for future grants under the 2009 Incentive Compensation Plan, as of May 12, 2011, and were able to be issued as of July 15, 2011 under the 2011 Incentive Compensation Plan and 452,307 shares of Common Stock under the 2009 Incentive Compensation Plan.

4.	Registration Statement No. 333-182653 filed with the Commission on July 13, 2012 registering 500,000 shares of Common Stock under the 2011 Incentive Compensation Plan.

5.	Registration Statement No. 333-206370 filed with the Commission on August 14, 2015 registering 1,000,000 shares of Common Stock under the 2011 Incentive Compensation Plan.

6.	Registration Statement No. 333-211809 filed with the Commission on June 3, 2016 registering 750,000 shares of Common Stock under the 2011 Incentive Compensation Plan.

The Registrant is filing this Amendment to the Prior Registration Statements to withdraw and remove from registration the shares of the Common Stock (the “Shares”), registered with the Commission on the Prior Registration Statements, that remain unissued and unsold as of the date of this Amendment.

On November 6, 2016, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Insight Enterprises, Inc., a Delaware corporation (“Parent”), and Reef Acquisition Co., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub merged with and into the Registrant and the Registrant continued as the surviving corporation and as a wholly owned subsidiary of Parent. The Merger became effective on January 6, 2017, pursuant to the Articles of Merger that were filed with the Secretary of State of the State of Minnesota.

As a result of the consummation of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Prior Registration Statements. In accordance with the undertakings made by the Registrant in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to the Prior Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Datalink Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on January 6, 2017.

DATALINK CORPORATION

By:	/s/ Glynis A. Bryan
Glynis A. Bryan
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Prior Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.